Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of August 31, 2024. The following table provides a breakdown of the major components of our Net Asset Value as of August 31, 2024 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $441,573)	$451,086
Cash and cash equivalents	203,639
Other assets	15,419
Other liabilities	(12,910)
Accrued performance fee	(1,487)
Management fee payable	(4)

Net Asset Value	$655,743

Number of outstanding shares	25,009,960

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of August 31, 2024 ($ in thousands, except shares and per share data):

Net Asset Value per share	Series I A-II Shares	Series I F-I Shares	Series I V Shares	Series I E Shares	Series II A-II Shares	Series II F-I Shares	Series II V Shares	Series II E Shares	Total
Monthly Net Asset Value	$159,191	$11,707	$1	$97	$477,450	$7,105	$1	$191	$655,743
Number of outstanding shares	6,087,695	449,236	40	3,701	18,190,339	271,635	40	7,274	25,009,960
Net Asset Value per share as of August 31, 2024	$26.15	$26.06	$25.00	$26.19	$26.25	$26.16	$25.00	$26.29